NorthWestern Reports Full Year 2018 Financial Results
February 11, 2019

NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE

NorthWestern Reports 2018 Financial Results

Company reports GAAP diluted earnings per share of $3.92 for 2018 and announces a 4.5% increase to the quarterly dividend, to $0.575 per share, payable March 29, 2019.

BUTTE, MT / SIOUX FALLS, SD - February 11, 2019 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the year ended December 31, 2018.  Net income for the period increased 21 percent to $197.0 million, or $3.92 per diluted share, as compared with net income of $162.7 million, or $3.34 per diluted share, for the same period in 2017. This $34.3 million increase in net income in 2018 is primarily due to a gain related to the adjustment of our electric Qualifying Facilities (QF) liability, increased demand for electric transmission, customer growth, favorable weather in South Dakota, and an income tax benefit associated with the impacts of the Tax Cuts and Jobs Act.  These increases were partly offset by an increase in depreciation expense due to higher capital investment.

Non-GAAP Adjusted diluted earnings per share for the period were $3.39; within the $3.35 - $3.50 guidance range communicated for the year.  See “Significant Items Not Contemplated in Prior Period Guidance" and “Non-GAAP Financial Measures” sections below for more information on adjustments.

Additional information regarding this release can be found in the earnings presentation found at www.northwesternenergy.com/our-company/investor-relations/presentations-and-webcasts.

“2018 was a busy year. We had another great year of safety, reliability, and customer satisfaction while delivering on our financial commitment to investors.  It was also a year in which we addressed significant matters that required thoughtful consideration from regulators, intervenors, and our employees to ensure the balance between customer and investor interests. We can all look back on 2018 with a sense of accomplishment,” said Bob Rowe, President and Chief Executive Officer. “With our first Montana general electric rate review in nearly a decade to be decided in 2019, and our issuance of updated electric supply plans in both South Dakota and Montana, we hope all of our stakeholders are looking forward to this year with a similar collaborative spirit.”

NorthWestern Reports Full Year 2018 Financial Results
February 11, 2019

	Year Ended December 31,
(in thousands, except per share amounts)	2018	2017 (2)
Revenues	$1,192,009	$1,305,652
Cost of sales	272,883	410,349
Gross Margin (1)	919,126	895,303

Operating, general and administrative expense	307,119	294,803
Property and other taxes	171,259	162,614
Depreciation and depletion	174,476	166,137
Total Operating Expenses	652,854	623,554
Operating income	266,272	271,749
Interest expense, net	(91,988)	(92,263)
Other income (expense), net	3,966	(3,415)
Income before income taxes	178,250	176,071
Income tax benefit (expense)	18,710	(13,368)
Net Income	196,960	162,703
Basic Shares Outstanding	49,985	48,558
Earnings per Share - Basic	$3.94	$3.35
Diluted Shares Outstanding	50,237	48,655
Earnings per Share - Diluted	$3.92	$3.34

Dividends Declared per Common Share	$2.20	$2.10
(1) Gross Margin, defined as Revenues less Cost of Sales, is a non-GAAP financial measure. See "Non-GAAP Financial Measures" section below for more information.
(2) We adopted ASU 2017-07 on January 1, 2018. As a result, we recorded the non-service cost component of net periodic benefit cost within other income (expense), net. This standard requires retrospective adoption, which resulted in a $10.3 million reclassification from operating, general and administrative expense to other income (expense), net for the twelve month period ended December 31, 2017, to conform to current period presentation.

Significant Regulatory Updates

Montana General Electric Review
In September 2018, we filed an electric rate review with the Montana Public Service Commission (MPSC) requesting an annual increase to electric rates of approximately $34.9 million, which represents an approximate 6.6% increase in annual base revenues. Our request is based on a return on equity of 10.65% and an overall rate of return of 7.42% (except for Colstrip Unit 4 which the MPSC previously set for the life of the facility at a 10% return on equity and an 8.25% rate of return), based on approximately $2.35 billion of electric rate base and a capital structure of 51 percent debt and 49 percent equity.

We also requested that approximately $13.8 million of the rate increase be approved on an interim basis effective November 1, 2018. We expect to receive a decision on our interim request after intervenor testimony is filed. If the MPSC does not issue a final order within nine months of the filing, the new requested rates may be placed into effect on an interim and refundable basis.
Key dates in the procedural schedule are expected to be as follows:

•	Intervenor testimony - February 12, 2019

•	NorthWestern rebuttal testimony and cross-intervenor testimony - April 5, 2019

•	Hearing commences - May 13, 2019

NorthWestern Reports Full Year 2018 Financial Results
February 11, 2019

We expect to file a FERC rate case for our Montana transmission assets by the end of the first quarter of 2019. The revenue requirement associated with our Montana FERC assets is reflected in our MPSC jurisdictional rates as a credit to customers.

Tax Cuts and Jobs Act
In December 2017, the Tax Cuts and Jobs Act was signed into law, which enacts significant changes to U.S. tax and related laws. The primary impact to us is a reduction of the federal corporate income tax rate from 35% to 21% effective January 1, 2018. Dockets were opened in each of our jurisdictions to investigate the customer benefit of this reduction in the federal corporate income tax rate. During 2018, we received approval of settlement agreements regarding the customer benefit of the Tax Cuts and Jobs Act, as described below.

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In Montana the settlement provides a one-time credit of approximately $20.5 million to customers in early 2019. This includes a $19.2 million credit to electric customers and $1.3 million credit to natural gas customers.

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In addition to eligible customers receiving a one-time bill credit, the settlement also reduces rates for all natural gas customers by approximately $1.3 million annually beginning January 1, 2019, and provides funds for low-income energy assistance and weatherization programs.

•	The settlement also reflects the agreement of the intervening parties not to oppose our request to include up to $3.5 million of costs to address hazard tree removal in our current Montana rate case.

•	Issues related to the revaluation of deferred income taxes will be addressed in our current Montana rate case.

•	In South Dakota we credited electric and natural gas customers approximately $3.0 million in the fourth quarter of 2018, and agreed to a two-year rate moratorium until January 1, 2021.

Our 2018 results include a net benefit related to the impact of the Tax Cuts and Jobs Act, which includes:

•	An income tax benefit of approximately $19.8 million due to the finalization of the revaluation of deferred income tax liabilities upon completion of the associated regulatory dockets; offset by

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A net loss of approximately $6.1 million including a reduction in revenue of approximately $23.5 million, due to customer credits in the above regulatory settlements, offset in part by a reduction in income tax expense, of approximately $17.4 million due to the reduction in federal tax rate.

In addition, we reflected the costs of our hazard tree program in the consolidated income statement as we agreed in our Montana settlement to request recovery of these costs in base customer rates in our 2018 filing, as discussed above, rather than using a portion of the reduction in customer rates associated with the change in tax rate as proposed in our Montana Tax Cuts and Jobs Act filing.

We expect a consolidated reduction in our cash flows from operations ranging from $20 million to $22 million in 2019, as a result of the customer credits discussed above while we are not a cash taxpayer. We currently estimate that our effective income tax rate will range from 0% to 5% in 2019.

NorthWestern Reports Full Year 2018 Financial Results
February 11, 2019

Cost Recovery Mechanisms
Effective July 1, 2017 the Montana legislature granted the MPSC discretion whether to approve an electric supply tracking mechanism. After considering our application in a contested case proceeding, the MPSC issued a final order in January 2019 approving a Power Cost and Credit Adjustment Mechanism (PCCAM) with the following provisions:

•	A baseline of power supply costs;

•
Annual adjustment of customer prices to reflect a portion of the difference between the established base revenues and actual costs, to the extent such difference is outside a +/- $4.1 million "deadband" from the base, with 90 percent of the variance above or below the deadband collected from or refunded to customers; and

•	Retroactive implementation to the effective date of the new legislation (July 1, 2017).

Our 2018 results include a net reduction in the recovery of supply costs from customers of approximately $1.5 million in the Consolidated Statements of Income, which includes the following:

•	For the 2017/2018 period, actual costs were below base revenues by approximately $3.4 million, resulting in no refund to customers.

•
For the 2018/2019 period, actual costs were above base revenues by approximately $11.8 million, resulting in a regulatory asset for collection from customers of approximately $6.9 million as of December 31, 2018 and an approximately $4.9 million reduction in recovery of supply costs for the first six months of the period.

Significant Earnings Drivers

Gross Margin
Consolidated gross margin for the twelve months ended December 31, 2018 was $919.1 million compared with $895.4 million for the same period in 2017. This $23.7 million increase was a result of a $30.0 million increase to items that have an impact on net income and $6.3 million decrease to items that are offset in operating expenses, property tax expense and income tax expense with no impact to net income.

Consolidated gross margin for items impacting net income increased $30.0 million, including:

•
$25.1 million increase due to the reduction in the electric QF liability due to the combination of (i) a periodic adjustment of the liability for price escalation, which was less than modeled resulting in a liability reduction of approximately $17.5 million; and (ii) the annual reset to actual output and pricing resulting in approximately $7.6 million in lower QF related supply costs due to outages at two facilities;

•	$6.2 million increase due to higher demand to transmit energy across our transmission lines due to market conditions and pricing;

•	$3.6 million increase due to higher electric and natural gas retail volumes due primarily to customer growth and favorable weather in South Dakota;

•	$0.4 million increase in our Montana natural gas rates effective September 1, 2017; and

•	$2.3 million increase related to other miscellaneous margin items.

These increases were partly offset by a $6.1 million reduction in revenue due to the impacts of the Tax Cuts and Jobs Act jurisdictional settlements and a $1.5 million reduction in recovery of

NorthWestern Reports Full Year 2018 Financial Results
February 11, 2019

Montana electric supply costs (PCCAM), as discussed in the Cost Recovery Mechanisms section above.

The change in consolidated gross margin for items that had no impact on net income represented a $6.3 million decrease primarily due to the following:

•	$17.4 million reduction in revenue in 2018 to reflect the pass-through of the Tax Cuts and Job Act related benefits to customers, which is offset by a decrease in income tax expense;

•	$0.5 million decrease in natural gas gathering fees which are offset by reduced operating expenses;

•	$0.4 million decrease in natural gas production taxes which are offset by reduced property and other taxes;

•	$11.7 million increase in revenues for property taxes included in trackers, which are offset by increased property tax expense; and

•	$0.3 million increase in revenue due to decreased production tax credit benefits passed through to customers in our tracker mechanisms, which is offset by increased income tax expense.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the twelve months ended December 31, 2018 were $307.1 million compared with $294.8 million for the same period in 2017. This $12.3 million increase was a result of a $2.1 million increase to items that have an impact on net income and $10.2 million increase to items that are offset in gross margin and other income (expense) with no impact to net income.

Consolidated operating, general and administrative expenses for items impacting net income increased $2.1 million, including:

•	$7.2 million increase in employee benefit costs, primarily due to higher medical and employee incentive expense;

•	$3.3 million increase to costs incurred in 2018 to remove hazard trees outside of our electric transmission and distribution lines rights of way; and

•	$1.2 million increase to other miscellaneous expense items.

These increases were partly offset by the following:

•	$3.7 million lower expenses related to the Distribution System Infrastructure Project, which concluded in 2017;

•	$3.3 million reduction in labor costs due primarily to fewer employees and more time being spent by employees on capital projects rather than maintenance projects (which are expensed); and

•	$2.6 million lower maintenance costs at electric generating facilities.

The change in consolidated operating, general and administrative expenses for items that had no impact on net income increased $10.2 million primarily due to the following:

•	$10.3 million increase due to the regulatory treatment of the non-service cost components of pension and postretirement benefit expense, which is offset in other income;

•	$1.1 million higher operating expenses included in trackers and recovered in revenue;

•	$0.7 million decrease in the value of non-employee directors deferred compensation due to the change in our stock price, which is offset in other income; and

NorthWestern Reports Full Year 2018 Financial Results
February 11, 2019

•	$0.5 million decrease in gas gathering fees and production taxes, which is offset by lower margin discussed above.

Property and Other Taxes
Property and other taxes were $171.3 million for the twelve months ended December 31, 2018, as compared with $162.6 million in the same period of 2017. This increase was primarily due to plant additions and higher estimated property valuations in Montana. Under Montana law, we are allowed to track the changes in the actual level of state and local taxes and fees and recover 74% of the increase in taxes and fees, which is net of the associated income tax benefit.

Depreciation and Depletion Expense
Depreciation and depletion expense was $174.5 million for the twelve months ended December 31, 2018, as compared with $166.1 million in the same period of 2017. This increase was primarily due to plant additions.

Operating Income
Consolidated operating income for the twelve months ended December 31, 2018 was $266.3 million as compared with $271.7 million in the same period of 2017. This decrease was primarily due to the overall increase in operating expenses offset in part by higher gross margin, as discussed above.

Interest Expense
Consolidated interest expense for the twelve months ended December 31, 2018 was $92.0 million, as compared with $92.3 million in the same period of 2017.

Other Income and Expense
Consolidated other income was $4.0 million for the twelve months ended December 31, 2018 as compared to consolidated other expense of $3.4 million during the same period of 2017. This $7.4 million improvement includes a $10.3 million decrease in other pension expense (which is offset in operating, general, and administrative expenses), partly offset by lower capitalization of AFUDC (allowance for funds used during construction).

Income Tax
Consolidated income tax benefit for the twelve months ended December 31, 2018 was $18.7 million as compared with $13.4 million expense in the same period of 2017. Our effective tax rate for the twelve months ended December 31, 2018 was (10.5)% as compared with 7.6% for the same period of 2017. The decrease in income tax expense in 2018 is primarily due to the impact of the lower federal rate and a benefit of approximately $19.8 million associated with the final measurement of excess deferred taxes.

The following table summarizes the differences between our effective tax rate and the federal statutory rate for the periods:

NorthWestern Reports Full Year 2018 Financial Results
February 11, 2019

(in millions)	Year Ended December 31,
	2018		2017
Income Before Income Taxes	$178.3		$176.1

Income tax calculated at federal statutory rate	37.4	21.0%	61.6	35.0%

Permanent or flow-through adjustments:
State income, net of federal provisions	1.6	0.9%	(3.3)	(1.9)%
Impact of Tax Cuts and Jobs Act	(19.8)	(11.1)%	—	—%
Flow-through repairs deductions	(19.3)	(10.8)%	(30.5)	(17.3)%
Production tax credits	(10.9)	(6.1)%	(11.0)	(6.3)%
Prior year permanent return to accrual adjustments	(3.0)	(1.7)%	(0.6)	(0.3)%
Plant and depreciation of flow-through items	(2.2)	(1.2)%	(2.2)	(1.3)%
Shared-based compensation	0.2	0.1%	(0.4)	(0.2)%
Other, net	(2.7)	(1.6)%	(0.2)	(0.1)%
Subtotal	(56.1)	(31.5)%	(48.2)	(27.4)%

Income Tax Expense	$(18.7)	(10.5)%	$13.4	7.6%

Net Income
Consolidated net income for the twelve months ended December 31, 2018 was $197.0 million as compared with $162.7 million for the same period in 2017. This increase was due to a gain related to the adjustment of our electric QF liability, demand for electric transmission, customer growth, favorable weather in South Dakota, and an income tax benefit associated with the impacts of the Tax Cuts and Jobs Act, partly offset by an increase in depreciation expense.

NorthWestern Reports Full Year 2018 Financial Results
February 11, 2019

Reconciliation of Primary Changes from 2017 to 2018

	Year Ended December 31,
($millions, except EPS)	Pre-tax Income	Net (1) Income	Diluted EPS
2017 reported	$176.1	$162.7	$3.34
Gross Margin
Electric QF liability adjustment	25.1	18.7	0.37
Electric transmission	6.2	4.6	0.09
Natural gas retail volumes	3.3	2.5	0.05
Montana natural gas supply rates	0.4	0.3	0.01
Impact of Tax Cuts and Jobs Act (settlements)	(6.1)	(4.6)	(0.09)
Electric retail volumes	0.3	0.2	—
PCCAM supply cost recovery	(1.5)	(1.1)	(0.02)
Other	2.3	1.7	0.03
Sub: Items impacting net income	30.0	22.3	0.44

Impacts of Tax Cuts and Jobs Act	(17.4)	(13.0)	(0.26)
Natural gas gathering fees	(0.5)	(0.4)	(0.01)
Operating expense recovered in trackers	—	—	—
Property taxes recovered in trackers	11.7	8.7	0.17
Natural gas production taxes	(0.4)	(0.3)	—
Production tax credits flowed-through trackers	0.3	0.2	—
Sub: Items not impacting net income	(6.3)	(4.8)	(0.10)

Total Gross Margin	23.7	17.5	0.34
OG&A Expense
Employee benefits	(7.2)	(5.4)	(0.11)
Hazard trees	(3.3)	(2.5)	(0.05)
Distribution System Infrastructure Project expenses	3.7	2.8	0.06
Labor	3.3	2.5	0.05
Maintenance costs	2.6	1.9	0.04
Other miscellaneous	(1.2)	(0.9)	(0.02)
Sub: Items impacting net income	(2.1)	(1.6)	(0.03)

Pension and other postretirement benefits	(10.3)	(7.7)	(0.15)
Operating expenses recovered in trackers	(1.1)	(0.8)	(0.02)
Non-employee directors deferred compensation	0.7	0.5	0.01
Natural gas production gathering expense	0.5	0.4	0.01
Sub: Items not impacting net income	(10.2)	(7.6)	(0.15)

Total OG&A Expense	(12.3)	(9.2)	(0.18)
Other items
Depreciation and depletion expense	(8.4)	(6.2)	(0.12)
Property and other taxes	(8.7)	(6.5)	(0.13)
Interest expense	0.3	0.3	0.01
Other income	7.4	5.6	0.11
Change in tax rate and Permanent & flow-through adjustments to income tax		32.8	0.65
Impact of higher share count	—	—	(0.10)
Total Other items	(9.2)	26.0	0.42

Total impact of above items	2.2	34.3	0.58

2018 reported	$178.3	$197.0	$3.92

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes normal effective tax rate of 25.3%.

NorthWestern Reports Full Year 2018 Financial Results
February 11, 2019

Liquidity and Capital Resources
As of December 31, 2018, our total net liquidity was approximately $124.7 million, including $7.9 million of cash and $116.8 million of revolving credit facility availability. This compares to total net liquidity one year ago at December 31, 2017 of $88.9 million.

Equity Distribution Agreement
In September 2017, we entered into an Equity Distribution Agreement with Merrill Lynch, Pierce, Fenner, & Smith, Incorporated and J. P. Morgan Securities LLC, collectively the sales agents, pursuant to which we offered and sold shares of our common stock from time to time, having an aggregate gross sales price of up to $100 million. We concluded this program during the second quarter of 2018. During 2018, we issued 835,765 shares of our common stock at an average price of $54.45, for net proceeds of $44.9 million. Since inception of the program, we sold 1,724,703 shares of our common stock at an average price of $57.98 per share. Net proceeds received were approximately $98.5 million, which are net of sales commissions and other fees paid of approximately $1.4 million.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.575 per share (a 4.5% increase), payable March 29, 2019 to common shareholders of record as of March 15, 2019.

NorthWestern Reports Full Year 2018 Financial Results
February 11, 2019

Significant Items Not Contemplated in Prior Period Guidance
A reconciliation of items not factored into our 2018 adjusted non-GAAP earnings guidance range of $3.35 - $3.50 and final 2017 adjusted non-GAAP earnings of $3.30 per diluted share are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

(in millions, except EPS)
	Twelve Months Ended December 31, 2018
	Pre-tax Income	Net(1) Income	Diluted EPS
2018 Reported GAAP	$178.3	$197.0	$3.92

Non-GAAP Adjustments:
Remove impact of favorable weather	(1.3)	(1.0)	(0.02)

Remove gain on Qualifying Facility liability reduction	(17.5)	(13.1)	(0.26)

Remove Impact of Tax Cuts and Jobs Act Jurisdictional Settlements (2)	9.4	(12.8)	(0.25)

2018 Adjusted Non-GAAP	$168.9	$170.1	$3.39

	Twelve Months Ended December 31, 2017
	Pre-tax Income	Net(3) Income	Diluted EPS
2017 Reported GAAP	$176.1	$162.7	$3.34

Non-GAAP Adjustments:
Remove impact of favorable weather	(3.4)	(2.1)	(0.04)

2017 Adjusted Non-GAAP	$172.7	$160.6	$3.30

(1) Income tax calculation on reconciling adjustments assumes updated federal plus state statutory effective tax rate of 25.3%.
(2) Impact of Tax Cuts & Jobs (TCJA) Jurisdictional Settlements includes the addback of $6.1M pretax revenue deferred for customer refunds in excess of the income tax benefits realized in 2018 and $3.3M of pretax expense related to hazard tree removal that was originally proposed to be funded with 50% of TCJA benefits (in lieu of customer refunds). This treatment was ultimately conceded in the settlement in exchange for agreement by the stipulating parties to not oppose a known-and-measurable adjustment equal to the actual 2018 expenditures for hazard tree removal included in our Montana electric rate review 2017 test year. This $9.4M (or $6.1M + $3.3M) increase to Non-GAAP earnings was more than offset by the removal of a $19.8M income tax benefit in 2018 related to the final adjustment of excess deferred taxes and $2.4M of increased tax expense related to the two pretax items previously discussed (($6.1M + $3.3M ) x 25.3% = $2.4M). These sum to $22.2M (or $19.8M + $2.4M) increase to income tax expense and ultimately result in $12.8M (or $9.4M - $22.2M) reduction to GAAP Net Income.

(3) Income tax calculation on reconciling adjustments assumes previous federal plus state statutory effective tax rate of 38.5%.

NorthWestern Reports Full Year 2018 Financial Results
February 11, 2019

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast tomorrow, February 12, 2019, at 3:30 p.m. Eastern time to review its financial results for the year ending December 31, 2018. The conference call will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting www.webcaster4.com/Webcast/Page/1050/29072. To participate, please go to the site at least 10 minutes in advance of the webcast to register. An archived webcast will be available shortly after the call and remain active for one year.

A telephonic replay of the call will be available for one month, beginning at 6:00 p.m. Eastern time on February 12, 2019 at (888) 203-1112 access code 3377935.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and / or natural gas to approximately 726,400 customers in Montana, South Dakota and Nebraska. We have generated and distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923 and have generated and distributed electricity and distributed natural gas in Montana since 2002. More information on NorthWestern Energy is available on the company's Web site at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Non-GAAP Diluted EPS, that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Gross Margin as Revenues less Cost of Sales as presented in our Condensed Consolidated Statements of Income. Management believes that Gross Margin (revenues less cost of sales) provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers, and as a result do not typically impact operating or net income. In addition, Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Gross Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP Diluted EPS is more representative of normal earnings than GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

NorthWestern Reports Full Year 2018 Financial Results
February 11, 2019

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Guidance". Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

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adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;

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changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

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unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2018 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                    Media Contact:
Travis Meyer (605) 978-2967                    Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com